                                                                      EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 37 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 3, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of Vanguard Municipal Bond Fund, which are also incor-porated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "General Information" in the Statement of Additional Information.

Price Waterhouse LLP
Philadelphia, Pa.
December 16, 1997